Filed Pursuant to Rule 424(b)(3)
Registration No. 333-229731

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated June 13, 2019

and accompanying Prospectus dated February 19, 2019)

$550,000,000

Common Stock

This prospectus supplement is being filed to update, amend and supplement certain information in the prospectus supplement, dated and filed with the Securities and Exchange Commission on June 13, 2019 (the “Original Prospectus Supplement”), and the accompanying prospectus dated February 19, 2019 (the “Prospectus”) related to the offer and sale of shares of our common stock, $0.01 par value per share, or common stock, having an aggregate offering price of up to $550,000,000 pursuant to separate equity distribution agreements each dated as of June 13, 2019 (collectively, the “original equity distribution agreements”), with each of BofA Securities, Inc., BB&T Capital Markets, a division of BB&T Securities, LLC (the original equity distribution agreement therewith being referred to as the “original BB&T equity distribution agreement”), BTIG, LLC, Capital One Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Jefferies LLC and Stifel, Nicolaus & Company, Incorporated, each a sales agent and, collectively, the sales agents. This prospectus supplement is only intended to update, amend and supplement certain information in the Original Prospectus Supplement to the extent set forth in the following paragraph. You should read this prospectus supplement together with the Original Prospectus Supplement and Prospectus.

On August 13, 2020, we entered into a Consent to Assignment and Amendment with BB&T Capital Markets, a division of BB&T Securities, LLC (“BB&T”) and Truist Securities, Inc., pursuant to which Truist Securities, Inc. succeeded to and assumed all the rights and obligations of BB&T under the original BB&T equity distribution agreement and replaced BB&T as a sales agent thereunder. Accordingly, all references to “BB&T Capital Markets, a division of BB&T Securities, LLC” and “BB&T Capital Markets” in the Original Prospectus Supplement shall hereafter be deemed to be deleted and replaced with references to “Truist Securities, Inc.” and “Truist Securities”, respectively. As a result of the events described above, all references in the Original Prospectus Supplement to a “sales agent” or the “sales agents” shall hereafter be deemed to exclude BB&T and to include Truist Securities, Inc. and all references in the Original Prospectus Supplement to the “equity distribution agreements” shall be deemed to mean the original equity distribution agreements, with the original BB&T equity distribution agreement, as amended by the Consent to Assignment and Amendment.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of the Original Prospectus Supplement and the risks set forth under the caption “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K and in our other periodic reports filed with the Securities and Exchange Commission and incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement and the prospectus to which it relates are truthful and complete. Any representation to the contrary is a criminal offense.

BofA Securities	BTIG	Capital One Securities	Citigroup

J.P. Morgan	Jefferies	Stifel	Truist Securities

The date of this prospectus supplement is August 13, 2020.